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Exhibit 10.7

LICENSE AGREEMENT

        THIS LICENSE AGREEMENT ("Agreement") is effective as of the 4th day of May, 2004 (the "Effective Date") by and between Xtent, Inc., a Delaware corporation ("Xtent"), Sun Biomedical, Ltd., a Bermuda corporation ("Sun"), and Occam International, B.V., a Netherlands corporation ("Occam"), a wholly owned subsidiary of Sun. Occam, Sun, and Xtent will be referred to collectively as the "Parties".

RECITALS

        A.    Occam and its Affiliates are engaged in conducting research and clinical trials relating to drug-eluting stents using various proprietary drug compounds. In the course of such research and clinical trials, Occam has acquired and/or developed certain proprietary technologies and techniques, including Occam's Drug/Polymer Composite Formulation, Biolimus A9, Occam's Polymer Coating, and Occam's Lubricious Coating (each as defined below).

        B.    Xtent is engaged in conducting research and clinical trials related to Xtent Stent Systems (as defined below) consisting of a series of short Stents on a delivery catheter, where the angioplasty operator has the ability to selectively deploy a number of short Stents as a portion of the total number of Stents in a series to be simultaneously delivered by the delivery catheter, and which Stent Systems are used in connection with coronary and peripheral vascular treatments (the "Xtent Stent System").

        C.    Xtent desires to license from Occam, and Occam desires to license to Xtent, the right to use Occam's Drug/Polymer Composite Formulation on Xtent's Stents, in certain circumstances, the right to use Occam's Polymer Coating or Biolimus A9, and an optional right to use Occam's Lubricious Coating on catheters within Xtent Stent Systems, in each case, subject to the terms and conditions of this Agreement.

        D     Xtent desires to utilize the services of Occam or Occam's designee for the purpose of coating Xtent's Stents with Biolimus A9 or Occam's Drug/Polymer Composite Formulation, and may desire to do so for the purpose of coating catheters within Xtent Stent Systems with Occam's Lubricious Coating, in each case subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        For purposes of this Agreement, the following terms will have the meanings set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Except as otherwise indicated, all agreements or instruments defined or identified below will mean such agreements or instruments as from time to time assigned, modified, supplemented or amended in accordance with their respective terms.

        1.1   "Affiliate" of a Person means another Person controlled by, controlling or under common control with such Person. For purposes of this definition, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting interest or equity of such Person.

        1.2   "Biolimus A9" means (a) the rapamycin derivative synthesized by or proprietary to Occam or its Affiliates, which was used by Biosensors Singapore in its STEALTH trial in Europe and either (i) further described in the applicable New Drug Application or technical dossier for CE Mark submission, or (ii) disclosed in or covered by the claims of the Licensed Patents; or (b) any prodrugs and metabolites, and all esters, salts, acids, hydrates, solvates, polymorphs, and isomers of any of the above; or (c) if Biolimus A9 is determined not to be approvable or if development or testing of Biolimus A9 is abandoned by Occam during the first three (3) years after the Effective Date, then any

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

analog of Biolimus A9 developed by Occam or made available by Occam as a substitute for or derivative of Biolimus A9, that is either (i) further described in the applicable New Drug Application or technical dossier for CE Mark submission, or (ii) disclosed in or covered by the claims of the Licensed Patents; and any prodrugs and metabolites, and all esters, salts, acids, hydrates, solvates, polymorphs, and isomers of any of the above.

        1.3   "CE Mark" means the declaration of conformity according to Medical Device Directive 93/42/EEC, after receipt of all approvals necessary or required for the commercialization in the European Union of a medical device product.

        1.4   "Confidential Information" has the meaning set forth in Section 10.1.

        1.5   "Coated Stents" means Xtent's Stents marketed, developed or sold by Xtent and coated with Occam's Polymer Coating, Occam's Drug/Polymer Composite Formulation, or Biolimus A9.

        1.6   "Covered Products" means either or both (i) Coated Stents and (ii) Xtent Stent Systems incorporating or utilizing Occam's Lubricious Coating.

        1.7   "Enforcement Limitations" has the meaning set forth in Section 6.2.

        1.8   "Excluded Technology" means (i) any proprietary compound of Occam or its Affiliates other than Occam's Polymer Coating, Occam's Drug/Polymer Composite Formulation, or Biolimus A9; (ii) any other proprietary coating of Occam for Stents, other than Occam's Lubricious Coating or Occam's Polymer Coating; and (iii) know-how to the extent related to any proprietary Stent of Occam or its Affiliates and not related to Occam's Drug/Polymer Composite Formulation, Occam's Polymer Coating, Biolimus A9, or Occam's Lubricious Coating.

        1.9   "FDA" means the U.S. Food and Drug Administration.

        1.10 "GAAP" means generally accepted accounting principles, consistently applied.

        1.11 "Inventions" shall refer to any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all trade secrets, designs, discoveries, formulae, processes, manufacturing techniques, improvements and ideas.

        1.12 "Licensed Assets" means Licensed Patents and Licensed Know-How.

        1.13 "Licensed Know-How" means any information, concepts, data, know-how, manufacturing methods, processes, or improvements thereto owned or controlled by Occam or any Affiliate of Occam as of the Effective Date or during the term of this Agreement which is necessary or useful for making, using or selling Occam's Drug/Polymer Composite Formulation, Occam's Polymer Coating, Biolimus A9, or Occam's Lubricious Coating. Licensed Know-How specifically excludes know-how to the extent comprised of or describing any Excluded Technology.

        1.14 "Licensed Patents" means (i) those certain patents, patent applications and invention disclosures owned or controlled by Occam or any of its Affiliates as of the Effective Date or during the term of this Agreement, any claims of which are directed to or cover Biolimus A9, Occam's Polymer Coating, or Occam's Drug/Polymer Composite Formulation, or the use thereof, all of which filed as of the Effective Date are set forth on Exhibit 1.14, (ii) those certain patents, patent applications and invention disclosures owned or controlled by Occam or any of its Affiliates during the term of this Agreement, any claims of which are directed to or cover Occam's Lubricious Coating, or the use thereof; (iii) all patents that are continuations-in-part, substitutions, confirmations, divisionals, reissues, registrations, re-examinations, revalidations, extensions, foreign counterparts or are otherwise based on or claim priority to the patents, patent applications and invention disclosures referred to in subsection (i) or subsection (ii) hereinabove; and (iv) all patents and patent.applications covering, disclosing or directed to the Licensed Know-How, but in the case of each of (i), (ii) and (iii) above, only to the extent that claims or portions of claims cover or are directed to Occam's Drug/Polymer Composite Formulation, Biolimus A9, Occam's Polymer Coating, or Occam's Lubricious Coating or the use of any of the foregoing, and specifically excluding any embodiments of a patented claim that are directed to or cover Excluded Technology and are not directed to or do not cover (i), (ii) or (iii) above.

        1.15 "Losses" means all losses, damages, demands, claims, assessments, liabilities, payments and obligations, and all expenses related thereto. Losses will include any reasonable legal fees and costs incurred by an Indemnified Person in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is provided under Article IX, whether or not such Indemnified Person is made or becomes a party to any claim or legal action.

        1.16 "Material Adverse Effect" means any change, effect, fact, event, occurrence, state of facts or development that, individually or together with any other changes, effects, facts, events, occurrences, states of fact or developments which materially and adversely affects the ability of the applicable Party to perform its obligations under this Agreement.

        1.17 "MHLW" means the Ministry of Health, Labor and Welfare in Japan.

        1.18 "Net Sales" means the gross sales of Royalty Bearing Products by Xtent, Xtent's Affiliates and Sublicensees to third parties in a commercial sale, specifically excluding transfers for purposes of clinical trials or evaluation and not for sale, in each case less the amount actually allowed to such third parties for (a) allowances on account of the rejection or return of products previously sold, (b) customary trade discounts and rebates to customers to the extent actually allowed and taken, (c) actual cost of transportation, insurance, shipping and handling charges, (d) sales, excise, turnover and similar taxes and any duties and other governmental charges imposed upon the importation, use or sale of Royalty Bearing Products, and (e) reasonable provision for uncollectible accounts in an amount not to exceed one percent (1%) of the gross sales of each such calendar year, consistently applied and in accordance with GAAP. If a Royalty Bearing Product is sold as part of a larger bundle or kit that incorporates or includes other products in addition to the Royalty Bearing Product, then Net Sales will be computed using an average net selling price of the Royalty Bearing Product sold separately or, if such average net selling price is unavailable, it will be computed using only that part of such sale as the Parties reasonably agree is reasonably allocated to the value of the Royalty Bearing Product as compared to the value of the larger bundle or kit sold without the Royalty Bearing Product.

        1.19 "Occam's Drug/Polymer Composite Formulation" means (i) Biolimus A9 combined with Occam's Polymer Coating in a composite formulation, which composite formulation provides local delivery of Biolimus A9, and is described in Exhibit 1.19, and (ii) any updates or new formulations developed under Section 3.1.

        1.20 "Occam's Indemnified Persons" means Occam, its Affiliates and their respective directors, officers, shareholders, employees and representatives.

        1.21 "Occam Items" means the following, to the extent provided under this Agreement: Biolimus A9, Occam's Polymer Coating, Occam's Drug/Polymer Composite Formulation, Occam's Lubricious Coating, and the Coating Services.

        1.22 "Occam's Lubricious Coating" means a hydrophilic coating proprietary to Occam and described in Exhibit 1.22, which can be applied to the shaft of a catheter to lubricate the shaft.

        1.23 "Occam's Polymer Coating" means a biodegradable polymer coating proprietary to Occam that can be used as part of a composite to provide local delivery of a drug on a Stent.'

        1.24 "Pacific Rim Countries" means Japan, China, Korea, Taiwan, Hong Kong, India, Pakistan, Thailand, Malaysia, Indonesia, Singapore, the Philippines, Australia, New Zealand, Bangladesh, Sri Lanka, Vietnam, Cambodia, and Laos.

        1.25 "Person" means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body, agency or authority.

        1.26 "Royalty Bearing Product" means a Stent or Stent System sold by Xtent, an Affiliate of Xtent or a Sublicensee of Xtent, and

          (a)   incorporating Occam's Drug/Polymer Composite Formulation, Biolimus A9 and/or Occam's Polymer Coating ("Full Royalty-Bearing Product"); or

          (b)   incorporating Occam's Polymer Coating ("Polymer-Only Royalty Bearing Product") where Biolimus A9 is determined not to be approvable [*] from the Effective Date; or

          (c)   incorporating Biolimus A9 ("Drug-Only Royalty Bearing Product") where Occam's Polymer Coating is determined not to be approvable [*] from the Effective Date; or

          (d)   incorporating or utilizing pre-clinical or clinical data related to Occam's Drug/Polymer Composite Formulation, Occam's Polymer Coating and/or Biolimus A9 and/or in connection with obtaining regulatory approval of such products, which data has been provided by Occam to Xtent.

        1.27 "Stent" means a device or graft that is implanted into a vessel to serve as scaffolding.

        1.28 "Stent System" means a Stent mounted on a catheter. Stent System shall not include any other devices that may be supplied with the Stent other than the delivery catheter.

        1.29 "Sublicensee" means a permitted sublicensee or assignee of the applicable Party.

        1.30 "Term Sheet" means the non-binding term sheet [*] executed by Xtent and Occam,

        1.31 "Xtent's Indemnified Persons" means Xtent and its directors, officers, shareholders, employees and representatives.

        1.32 "Xtent's Licensed Field of Use" means any applications, procedures, processes or other uses related to drug-eluting, commonly delivered Stents that are delivered as a series of short stents on a delivery catheter wherein the operator has the ability to select the number of short stents as a portion of the total number of stents in the series to be deployed, solely for use in coronary and peripheral vascular applications. [*]

ARTICLE II

GRANT OF LICENSE

        2.1    Xtent's Licenses.    Subject to the terms of this Agreement, Occam hereby grants to Xtent, and shall cause its Affiliates to grant to Xtent (if necessary to effectuate such grant) under the Licensed Assets:

        (a)   A non-exclusive, royalty-bearing, worldwide license to import, export, use, sell, and offer for sale Xtent's Stents utilizing, incorporating or coated with Occam's Drug/Polymer Composite Formulation, Biolimus A9 and/or Occam's Polymer Coating in Xtent's Licensed Field of Use; and

        (b)   At Xtent's option, a non-exclusive, worldwide license to import, export, use, sell, and offer for sale Xtent Stent Systems incorporating or utilizing Occam's Lubricious Coating.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          (c)   Xtent shall not sublicense any of its rights acquired hereunder without the prior written consent of Occam, which consent may be withheld in Occam's sole discretion.

        2.2    Grant of Distribution Rights to Occam.    Xtent hereby grants to Occam and its Affiliates the exclusive rights to distribute the Coated Stents in Pacific Rim Countries (including Japan), for a period of five (5) years commencing upon the date in each such country on which approval is received from the appropriate regulatory agency. The foregoing grant is subject to the following:

          (a)   Occam shall use commercially reasonable efforts to obtain, at its own expense, all such appropriate approvals as soon as commercially practicable in each of the Pacific Rim Countries; provided, however, that if Occam fails to apply for such approval in any particular country [*] then the right to distribute in that country shall become non-exclusive for that country alone and Occam shall continue to possess the exclusive rights to distribute in those countries in which approvals have been sought;

          (b)   Commencing with the second year after approval is received from the MHLW and continuing each year thereafter, Occam shall meet mutually agreed-upon minimum sales requirements for each of such years. For purposes of clarity, there shall be no minimum sales requirement for the first year after such approval is received. [*] Occam shall use commercially reasonable efforts to maximize sales of Xtent's Stents for use in Pacific Rim Countries. Occam's use of commercially reasonable efforts shall be evaluated on a country-by-country basis within sixty (60) days of the end of each calendar year commencing after the second year. If Xtent believes Occam has failed to use commercially reasonable efforts in any particular Pacific Rim Country, it shall notify Occam in writing, and Occam shall have thirty (30) days to challenge Xtent. If Occam does so challenge, then the parties shall submit the matter to binding arbitration by a disinterested third party to be agreed upon by the parties. If Occam fails to challenge Xtent with thirty (30) days, it shall have ninety (90) days in which to demonstrate that it has commenced using commercially reasonable efforts in such country, and failing such demonstration, Xtent shall have the right terminate the exclusive distribution rights in that particular country at the end of such ninety (90) day period. Thereafter, Occam's right to distribute in such country shall be non-exclusive, with Occam retaining exclusive distribution rights in all other Pacific Rim Countries in which it has used commercially reasonable efforts.

          (c)   At the time such regulatory approvals are first received, the Parties shall mutually agree upon a price to be paid by Occam for the transfer of the Coated Stents, which transfer price will be determined in accordance with the market price and prevailing sales commissions for similar competitive products in the applicable Pacific Rim Countries; at the same time, the Parties shall mutually agree on additional terms and conditions regarding such distribution. [*]

        2.3    Diligence and Limited Exclusivity.

          (a)   Xtent hereby agrees to use commercially reasonable efforts to commercialize the Coated Stents, to conduct such tests and trials and obtain such approvals, at its own cost, as may be necessary for the sale of the Coated Stents in the United States and other markets at Xtent's option, and to maximize royalties therefrom.

          (b)   Subject to Section 5.2, Section 11.2, and Section 12.6, during the term of this Agreement, Xtent shall not make, use, sell or offer to sell any drug eluting Stent using rapamycin, or any rapamycin derivative other than Biolimus A9.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE III

COATING SERVICES

        3.1    Cooperation Regarding Development of Process for Coating Services.    Beginning on the Effective Date, the Parties shall work cooperatively and use commercially reasonable efforts to develop and improve a process for coating Xtent's Stents, which process meets Xtent's quality and performance requirements. Those requirements include reproducibility of the process and results, scalability (the ability to coat a number of Xtent's Stents consistent with commercial manufacturing and sales volumes), and cost-effectiveness (as described in Section 3.8(a)). Process development will occur at Occam's facility, to which Xtent personnel will have reasonable access, subject to Occam's supervision, and with advance notice to Occam as necessary to carry out process development as set forth herein.

        3.2    Purchase of Coating Services.    Subject to the terms of Section 3.8 below. Xtent shall retain the services of Occam or its designee on a contract basis to apply Occam's Drug/Polymer Composite Formulation or, if applicable, Biolimus A9 or Occam's Polymer Coating, to Xtent Stents (the "Coating Services"), and Xtent shall only use Occam or its designee to perform the Coating Services for Coated Stents. In the event of any shortage of capacity or material relating to Occam's Drug/Polymer Composite Formulation (or, if applicable, Biolimus A9 or Occam's Polymer Coating), Occam shall allocate such resources to fill Xtent's orders in the same proportion as Xtent's orders relate to orders from all customers of Occam. Such allocation does not limit or reduce each Party's obligations and rights under Section 3.8, which apply regardless of such allocation.

        3.3    Lubricious Coating.    Beginning on the Effective Date and continuing for a period of six (6) months thereafter, Xtent will evaluate using Occam's Lubricious Coating for the catheter within the Xtent Stent System. If Xtent elects in its sole discretion to use such Lubricious Coating, then the Parties will negotiate industry standard and customary purchase and supply terms for Occam's Lubricious Coating, subject to Section 3.7. Pursuant to such purchase and supply terms, Occam shall supply sufficient quantities of Occam's Lubricious Coating for Xtent to apply or have applied to the catheters within the Xtent Stent System; application of Occam's Lubricious Coating must be according to the manufacturing documentation and work instructions supplied by Occam.

        3.4    Purchase Orders, Forecasts and Supply Terms for Coating Services and/or Occam's Drug/Polymer Composite Formulation.    Commencing within sixty (60) days after the Effective Date, at the beginning of each calendar quarter, Xtent shall provide a forecast of the number of Xtent's Stents to be coated during the following twelve (12) month period (the "Forecasts"), by month. The first three (3) months of each Forecast shall be binding on Xtent and the balance shall be for planning purposes. In addition, Xtent shall provide Occam with purchase orders for the Coating Services (the "Purchase Orders") corresponding with at least the binding portion of each Forecast. The Purchase Orders shall specify the number of Stents which Xtent desires to be coated by Occam and Xtent's desired date of completion, which in any case shall not be less than thirty (30) days after the date on which the Purchase Order is delivered to Occam. The Purchase Orders shall also include delivery dates, lead times, shipping or delivery instructions and other standard and customary terms. Each such Purchase Order shall be subject to acceptance by Occam, except that Occam shall accept all Purchase Orders corresponding to the number of Stents in the binding portion of the Forecast for such months. To the extent any such Purchase Orders for any month exceed 100% of the Forecast issued ninety (90) days prior to such month, Occam shall use its commercially reasonable efforts to coat such excess number of Stents. Each Purchase Order and any acknowledgment thereof shall be governed by the terms of this Agreement and the other provisions agreed to in writing in advance, rather than any inconsistent terms which may be set forth in the Purchase Order or acknowledgment, except for those terms specifying quantity, delivery dates, shipping or delivery instructions and other general information not inconsistent with the established terms. Unless otherwise agreed, title to Xtent's Stents and the Xtent Stent Systems shall remain with Xtent.

        3.5    Compliance with Laws and Regulations for Coating Services.    The Coating Services shall be performed by Occam or its permitted designee in accordance with all applicable laws and regulations including, where applicable, the FDA rules and regulations and current Good Manufacturing Practices as promulgated by the FDA in effect at the time the Coating Services are performed. Occam or its permitted designee shall maintain such quality control systems and procedures as shall be appropriate to allow compliance with the requirements of International Standards Organization 9000 Series standards as applicable to Occam or its permitted designee. Occam shall keep complete and accurate records pertaining to the Coating Services for at least three (3) years or for such longer period if and as required by applicable law or regulation. Occam shall make available such records to Xtent for its regulatory filings, along with other information required under Section 5.7.

        3.6    Other Services.    At the request of Xtent and subject to the further approval of Occam or its designee, Occam may make available to Xtent (i) additional laboratory analysis services, including, characterization of the drug release characteristics of the Coated Stents, drug elution, biocompatibility, design verification and process validation; and (ii) required animal studies and other scientific studies which may be required by regulatory authorities to obtain regulatory approvals (collectively "Laboratory Services"). If Xtent requests Laboratory Services from Occam, Occam or its designee shall provide a price quotation and proposed delivery schedule for the performance of such services, taking into account Occam's own testing schedule for in-house products and other commitments to third parties. If Occam is unable to provide such Laboratory Services, then it shall provide reasonable assistance to Xtent to find an appropriate arrangement with a third party or directly with Xtent, and shall provide to Xtent information under Occam's control that is related to analysis of processes and studies for Occam's Drug/Polymer Composite Formulation (or, if applicable, Biolimus A9 or Occam's Polymer Coating), subject to standard confidentiality terms. Provision of data from Occam to Xtent is further addressed in Article V.

        3.7    Payment for Coating Services.

          (a)   In consideration of the Coating Services performed by Occam or its designee hereunder, [*] Direct costs shall include direct material and labor costs ("Direct Costs") calculated on a quarterly basis. Within sixty (60) days after the end of each calendar quarter, Occam shall determine whether, as a result of changes in Occam's Direct Costs, there shall bean adjustment to the amount of the Coating Payment, and shall provide written notice to Xtent thereof including the effective date of such change, describing the reasons for such change in its Direct Costs, which adjustment shall be effective for all future services after the effective date of such written notice. Occam will document such Direct Costs on a quarterly basis to Xtent's reasonable satisfaction.

          (b)   On an ongoing basis during the term of this Agreement, Occam and Xtent shall work diligently and use commercially reasonable efforts to attempt to reduce the cost for providing Coating Services while maintaining quality and performance of the process and materials.

          (c)   [*]

          (d)   Occam shall tender invoices to Xtent for all services performed and materials supplied under terms of this Article III, which invoices shall be due and payable no later than thirty (30) days after the later of the date of invoice or date of shipment of the coated Xtent Stents or Occam's Lubricious Coating covered by such invoice, whichever is earlier.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

        3.8    Xtent's Right to Manufacture in Certain Events.

          (a)    Contingent Manufacturing Right.    In the event Occam fails to fill [*] of Xtent's orders for Coating Services that it is required to fulfill pursuant to Section 3.2 and 3.4 above over a period of [*] Xtent may provide written notice to Occam of such failure. Provided that Xtent is not in default hereunder, the parties shall meet promptly after Xtent provides such notice to negotiate in good faith and agree on (i) a plan for Occam to begin fully fulfilling Xtent's orders in a timely manner, or (ii) a plan to grant to Xtent the right to manufacture Occam's Drag/Polymer Composite Formulation and to apply it to Xtent's Stents. If Occam is unable to cure such default within one hundred twenty (120) days after receipt of such notice (a "Supply Failure"), and Xtent is not in material default under this Agreement, then Xtent shall have the right to purchase from Occam the formulation it had been using in connection with the Xtent Stent System, whether Occam's Drug/Polymer Composite Formulation, Biolimus A9, Occam's Polymer Coating or some combination thereof, and shall further have the right to perform the Coating Services on Xtent's Stents. In that case, the purchase price for Occam's Drug/Polymer Composite Formulation (or, if applicable, Biolimus A9 or Occam's Polymer Coating) shall not exceed the price that Xtent had been paying under Section 3.7 above, less Occam's direct costs of labor which would have been expended had Occam performed the Coating Services on such Stents. When determining whether there has been a Supply Failure, Occam shall not be required to increase coating unit volume for the Xtent's Stents, in any given month, in excess of twenty percent (20%) above the average volume over the immediately preceding two-month period.

          (b)    Licensed Assets.    In the event of a Supply Failure, Occam shall grant and does hereby grant a non-exclusive license to Xtent during the period in which Occam is unable or unwilling to perform the coating services, but not to exceed the balance of the term of this Agreement, under the Licensed Assets, to enable Xtent to perform or have performed the Coating Services on the Xtent's Stents on its own and in its own facility or the facility of a third party, subject to Section 12.6. If Occam possesses any tooling or fixtures made specifically to provide Coating Services for the Xtent's Stents and Xtent Stent Systems, Occam shall transfer such items to Xtent as part of the Licensed Assets being licensed hereunder for a price which shall equal Occam's replacement costs for such tooling or fixtures, subject to Section 12.6.

ARTICLE IV

PAYMENTS

        4.1    Payments.    In consideration of the licenses granted by Occam under this Agreement, on the Effective Date Xtent will deliver to Occam the following:

          (a)   A cash payment of [*] as an initial licensing fee; and

          (b)   Two Hundred Thousand (200,000) shares of common stock of Xtent, pursuant to Xtent's standard stock purchase agreement, all of which shall be fully paid and non-assessable.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

        4.2    Royalties.

          (a)    Royalty for Full Royalty Bearing Products.    For the Full Royalty Bearing Product (which is not a Drug-Only or Polymer-Only Royalty Bearing Product as defined in Sections 1.26(b) and (c) above), Xtent will pay to Occam a royalty equal to [*] of such Full Royalty Bearing Products by Xtent, its Affiliates and/or its permitted Sublicensees, including sales to Occam pursuant to Section 2.2 above. [*] For clarity, Occam's sole remuneration with respect to Royalty Bearing Products not transferred in a commercial sale including those used in clinical trials or for evaluation.purposes shall be the amounts paid pursuant to Article III.

          (b)    Royalty For Drug-Only Royalty Bearing Products and Polymer-Only Royalty Bearing Products.    For Drug-Only Royalty-Bearing Products or Polymer-Only Royalty Bearing Products (as defined in Sections 1,26(b) and (c) above), Xtent will pay to Occam a royalty in an amount equal to [*] provided, however, that if both Biolimus A9 and Occam's Polymer Coating are approvable and Xtent elects to use only one on the Xtent Stents, the full royalty to be paid under Subsection 4.2(a) shall be payable by Xtent.

          (c)    Royalty Reductions.    Notwithstanding the foregoing subsections (a) and (b), Xtent may reduce the royalties payable under subsection (a) or (b) as follows: In the event that it is determined by a court of competent jurisdiction or if Xtent determines and Occam reasonably agrees that Xtent must pay royalties for a license to a third party for use of Biolimus A9, Occam's Polymer Coating, or Occam's Drug/Polymer Composite Formulation in order to commercialize Coated Stents, Xtent may deduct from the royalties otherwise due to Occam the sums required to be paid to such third party(s), [*] of the royalties that otherwise would be due from Xtent, its Affiliates and/or its permitted Sublicensees in the area covered by such licenses.

          (d)    Annual Minimum Royalty.    Commencing with the calendar year in which Xtent Stents first receive a CE-Mark, FDA or MHLW approval and for each calendar year thereafter so long as this Agreement remains in force and effect, Xtent shall [*] provided that in the first year after such approval, the Minimum Annual Royalty will be prorated for the number of months during which such approval is effective. In the event that in any calendar year the royalties paid for such year are [*] then Occam shall provide written notice to Xtent of the shortfall. Xtent may pay Occam the amount of the shortfall within forty (40) days after such notice; if Xtent does not pay the amount of the shortfall, then Occam may terminate this Agreement and the licenses granted hereunder upon twenty (20) days' additional written notice to Xtent.

          (e)    Royalty Obligation.    The obligation to pay royalties hereunder will arise upon the sale by Xtent, its Affiliates or its Sublicensees, if any, to third parties, including, without limitation, sales to Occam in its capacity as a distributor of Xtent. Sublicense Royalties due will be deemed to accrue when Royalty Bearing Products are sold to such un-Affiliated third party, regardless of when payment has been received therefor. The obligation to pay royalties to Occam will be imposed only once with respect to the same unit of Royalty Bearing Product.

          (f)    Payment of Royalties.    All royalty amounts payable to Occam pursuant to this Section will be paid quarterly within thirty (30) days following the completion of the applicable calendar quarter, will be made in United States Dollars and will be calculated in the currency of the sale and then converted into United States Dollars at the conversion rate existing in the United States (referencing the "U.S. dollar noon buying rates" or its equivalent) published in the Wall Street Journal on the last working day of each period during which royalties are calculated, net of applicable exchange related charges. Each royalty payment will be accompanied by a statement from Xtent showing total Net Sales, the applicable Royalty Rate and the total royalty payment owing.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          (g)    Audit.    No more than twice in any twelve (12) month period, Occam shall have the right to audit the records of Xtent pertaining to the sale of Royalty Bearing Products.- Xtent will provide Occam and its representatives with access to the records during reasonable business hours, to check, at Occam's expense, the royalties due under this Agreement. Occam will give Xtent written notice of its election to audit the records related to the royalties due not less than ten (10) business days prior to the proposed date of review of Xtent's records by Occam's representatives. Xtent will maintain sufficient records to permit the audit for five (5) years after the completion of each respective reporting period. Xtent will prepare its records and reports according to GAAP. Upon completion of any audit, the auditors will report to Occam the amount of the discrepancy in payment, if any, and Occam will promptly provide a copy of the results to Xtent. If an audit reveals an underpayment or overpayment by Xtent, Xtent will pay, or Occam will refund or credit Xtent, as applicable, the amount due. Xtent may, within sixty (60) days after receipt of the first audit, in good faith challenge the results of the audit by providing written records consistent with its challenge, or by having a separate audit conducted by an independent third party, at Xtent's own cost. If an audit reveals an underpayment of more than five percent (5%), Xtent will pay all of Occam's cost associated with the audit and interest on the underpayment computed from the date of such underpayment at an annual rate equal to the U.S. prime rate as published in The Wall Street Journal as of the date of such underpayment plus two percent (2%), or the maximum rate allowed by applicable law, if less.

        4.3    Payment Procedures; Taxes and Witholdings.    Each amount required to be paid under this Agreement to Occam will be paid via wire transfer to an account designated in writing by Occam. Xtent shall pay, and shall indemnify and hold Occam harmless from, all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on transactions or payments under this Agreement, other than taxes imposed on Occam's net income. All amounts payable hereunder by Xtent shall be paid without deduction or withholding for or on account of Occam; provided, however, that if Xtent is required by law to deduct or withhold any taxes, levies, or charges in respect of any amounts payable to Occam hereunder, Xtent shall pay the relevant taxation authority the minimum amounts necessary to comply with applicable law in a timely manner prior to the date on which interest or penalties will attach thereto and shall pay to Occam such additional amounts as may be necessary so that the net payments made to Occam after any such deduction or withholding will be equal to the amount that Occam would have received had no such deduction or withholding been required. As a condition of Xtent paying the foregoing amounts without deduction for taxes, however, Occam shall provide to Xtent all necessary forms, statements, certifications or other documents as are required to qualify for a reduction in or exemption from withholding, including but not limited to filing a form W8BEN prior to the date the first royalty payment is due. Occam and Xtent shall reasonably cooperate in obtaining such reduction or exemption from withholding.

ARTICLE V

TESTING and CLINICAL TRIALS

        5.1    Testing.    The Parties acknowledge that there will be a substantial amount of testing to be performed on the Coated Stents and, if applicable, the catheter within the Xtent Stent System coated with Occam's Lubricious Coating, including, without limitation, in-vitro feasibility testing for the combination of the Xtent Stent or Xtent Stent System, the coatings and the drug, such as drug elution, biocompatibility, design verification and process validation; and required animal studies, human clinical studies, including a CE Mark clinical study, U.S. FDA pilot study and U.S. IDE clinical study. In addition, there will be various submissions to regulatory agencies both within and outside of the United States to receive approval for the marketing of the Coated Stents and, if applicable, the catheter within the Xtent Stent System coated with Occam's Lubricious Coating. Xtent shall be responsible, at its own expense, for conducting all necessary testing, performing proper clinical studies and trials and preparing and filing all required submissions to the appropriate regulatory agencies in connection with the Coated Stents, and the catheter within the Xtent Stent System coated with Occam's Lubricious Coating. Xtent shall be responsible for performing such tests and the processing, manufacturing, packaging and provision of Xtent's Stents and Xtent Stent Systems in accordance with all applicable laws and regulatory standards (including current good manufacturing practices or the equivalent).

        5.2    Occam Responsibility.

          (a)   Occam shall be responsible for the processing, manufacturing, packaging and provision of the Occam Items in accordance with all applicable laws and regulatory standards (including current good manufacturing practices or the equivalent). At Occam's own expense, it shall perform stability testing on Biolimus A9, Occam's Polymer Coating, and Occam's Drug/Polymer Composite Formulation as used within the Occam Items. In addition, Occam shall undertake any other necessary testing which it reasonably believes are required to develop a drug master file or equivalent technical dossier sufficient to support an Investigational New Drug Application or equivalent regulatory filing in the United States, Japan and Europe. Occam shall use commercially reasonable efforts to assist Xtent, at Xtent's expense, with any additional testing required for regulatory submissions which are specific to the Xtent Stent design. Occam shall keep Xtent informed of the progress of any regulatory actions related to the Occam Items and shall provide updates at least once per calendar quarter, and more often if necessary.

        If any such testing required to be done by Occam is done by a third party on Occam's behalf or under license from Occam or one of its Affiliates, then with respect to any testing or clinical data developed or gathered in such testing and relevant to obtaining, approvals of Xtent's Stent or the Xtent Stent System, Occam shall obtain access to the data which may be necessary for Xtent pursuant to Section 5.7. To the extent such information is subject to confidentiality obligations to such a third party, Occam shall provide the data for use only by the applicable regulatory bodies without disclosure of such third party confidential data. If Occam is unable to supply such data or provide a cross-reference to the requisite third-party data, Occam shall perform testing and provide equivalent data for Xtent's regulatory filings.

          (b)   If Biolimus A9 or Occam's Drug/Polymer Composite Formulation has not met approvability requirements for approval by the MHLW or the FDA or a notified body for CE Mark approval within thirty-six (36) months after the Effective Date, or if at any time Occam abandons development or testing of Biolimus A9 or the Drug/Polymer Composite Formulation, then, at Xtent's option, (i) Xtent may terminate this Agreement with thirty (30) days written notice, or (ii) at Xtent's option the Agreement will continue pursuant to the licenses under Sections 2.1(a) and (b), but Section 2.3(b) shall terminate.

        5.3    Payment for Testing, Trials and Submissions.    Xtent shall be solely responsible for all costs and expenses in connection with the conduct of all necessary studies, testing and trials in connection with the Coated Stents and the preparation and filing of submissions to the necessary regulatory bodies.

        5.4    Regulatory Agencies and Interactions.    The parties understand and agree that Xtent, itself or through its agents, shall have the sole right to correspond with and submit regulatory applications and other filings to the FDA, MHLW or other regulatory agencies to obtain approvals to import, export, sell or otherwise commercialize the Coated Stents alone or with other products or services (collectively, "Approvals") as Xtent deems useful or necessary. Accordingly, except as otherwise required by law, Occam shall not correspond directly with the FDA, MHLW or any other regulatory agency relating to the process of obtaining Approvals or any obtained Approval for the Coated Stents, without Xtent's prior permission. Notwithstanding the foregoing, Occam agrees to assist Xtent, as reasonably requested by Xtent and at Xtent's expense, in preparing, submitting and maintaining applications for such

Approvals. In connection with Occam's assistance therewith, Xtent agrees to provide Occam with copies of all communications and filings with regulatory agencies.

        5.5   If Occam desires to make a significant change in its manufacturing methods, specifications, quality systems or other related issues affecting Occam Items, Occam shall provide Xtent with information regarding such significant change. Occam shall work with Xtent to enable it to maintain its regulatory approvals. Occam shall only make any such significant change(s) (i) after regulatory approval for such change(s) has been obtained or (ii) Occam confirms after consultation with Xtent that approval of the change(s) is not required. For the purpose of this section, "significant change" means any change of which Xtent needs to be informed due to applicable legal or governmental requirements or any change clearly noticeable on Occam Items or packaging.

        5.6    Reporting.    Pursuant to the FDA's, the MHLW's, or any other applicable regulatory agency's regulations and policies, Xtent may be required to report to such regulatory agency information that reasonably suggests that the Coated Stents may have caused or contributed to the death or serious injury, and Occam may be required to report to such regulatory agency information that reasonably suggests that the Occam Items may have caused or contributed to the death or serious injury. Accordingly, a Party reporting such information to such a regulatory agency shall inform the other Party of any such information promptly after becoming aware of it so that the other Party can comply with its own reporting requirements.

        5.7    Information.    Without limiting the provisions of Section 3.5 above, Occam shall promptly provide Xtent with all written and other information, in Occam's control (excluding confidential information of third parties, except to the extent such information is required to be provided or obtained pursuant to Section 5.2), that is necessary or useful for Xtent to apply for, obtain and thereafter maintain Approvals (as defined in Section 5.4) for the Coated Stents in Europe, Japan and the United States, including, without limitation, information relating to the facilities at which the Coating Services are performed and at which the Occam Items are manufactured, processed or packaged, information about process, methodology or components used in such Coating Services or the manufacture, processing, or packaging of Occam Items.

          (a)   Also, without limiting the provisions of this Section 5.7, Occam and Xtent agree to meet at least once per quarter at which time Occam shall inform Xtent when any information provided hereunder is no longer current or no longer reflective of current practices related to processing, manufacturing, packaging and performing the Occam Items, and shall provide updated information to Xtent.

          (b)   For avoidance of doubt, to the extent such the information provided to Xtent under this Section 5.7 is Confidential Information of Occam, then the same shall be subject to the provisions of ARTICLE X below.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF OCCAM

        Occam represents and warrants to Xtent as follows:

        6.1    Organization of Occam.    Occam is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands. Occam has full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or its business is conducted.

        6.2    Authorization of Transaction.    Occam has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated herein. All necessary actions, corporate or otherwise, have been taken by Occam to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated herein, and this Agreement is the legal, valid and binding obligation of Occam, enforceable against Occam in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies (collectively, "Enforcement Limitations").

        6.3    No Conflict With Obligations and Laws.    Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated by this Agreement, will: (a) constitute a breach or violation of any provision of Occam's charter documents or by-laws; (b) to the knowledge of Occam, require any authorization, approval, consent or waiver of any governmental authority or third party; (c) constitute (with or without the passage of time or giving of notice) a default under or breach of any contract, agreement, instrument, commitment or obligation to which Occam is a party or by which Occam is bound or give any Person the right to declare a breach, accelerate, terminate, modify or cancel any right or obligation thereunder, which in any such case would reasonably be expected to have a Material Adverse Effect; or (d) to the knowledge of Occam, result in a violation of any law, rule, regulation, administrative order or judicial order, decree or judgment, which in any such case would reasonably be expected to have a Material Adverse Effect.

        6.4    Licensed Patents.    [*]. Exhibit 1.14 sets forth a complete and correct list of all patent applications and invention disclosures currently owned by Occam or licensed by Occam from one or more of its Affiliates related to Biolimus A9, Occam's Polymer Coating, Occam's Drug/Polymer Composite Formulation and/or Occam's Lubricious Coating. [*].

        6.5    Finder's Fees.    Occam has not incurred nor become liable for any broker's commission or finder's fees relating to or in connection with the transactions contemplated by this Agreement.

        6.6    Litigation.    Occam has received no notice of any, and Occam has no knowledge of any, pending or threatened claim, action, suit, arbitration or other proceeding pending or, to the knowledge of Occam, threatened against Occam that will or would prevent or hinder the consummation of the transactions contemplated by this Agreement and to Occam's knowledge there is no outstanding court order, court decree or court stipulation applicable to Occam that relates to this Agreement or affects the transactions contemplated by this Agreement. [*].

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

        6.7    Product Warranties.    Occam warrants and represents that:

          (a)   Specifications. All Occam Items provided hereunder shall comply with the specifications therefor, and, for active ingredients, shall conform with the information shown on the certificate of analysis provided for the particular shipment;

          (b)   cGMP.    All Occam Items provided hereunder will meet all applicable regulatory requirements (including applicable cGMP regulations) imposed by applicable regulatory agencies with respect to any Approval;

          (c)   Compliance with FFDCA.    None of the Occam Items provided hereunder shall be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended and in effect of the time of shipment;

          (d)   No Encumbrance.    Title to all Occam Items other than Coating Services provided hereunder shall pass as provided herein free and clear of any security interest, lien, or other encumbrance.

        6.8    Warranty Disclaimers.    Occam warrants that the Coating Services will be performed in accordance with the specifications given to Occam by Xtent. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE VI, OCCAM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSE GRANTED HEREUNDER OR THE PRODUCTS OR SERVICES PROVIDED BY OCCAM. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE VI, OCCAM HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WITH RESPECT TO ANY RIGHTS LICENSED HEREUNDER OR THE PRODUCTS OR SERVICES PROVIDED BY OCCAM. UNDER NO CIRCUMSTANCES WILL OCCAM BE LIABLE TO XTENT OR ANY OF XTENT'S INDEMNIFIED PERSONS FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS ARISING FROM ANY USE BY XTENT OR XTENT'S INDEMNIFIED PERSONS OF THE LICENSED ASSETS EVEN IF A REPRESENTATIVE OF OCCAM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OFXTENT

        Xtent hereby represents and warrants to Occam as follows:

        7.1    Organization of Xtent.    Xtent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

        7.2    Authorization of Transaction.    Xtent has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated herein. All necessary actions, corporate or otherwise, have been taken by Xtent to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated herein, and this Agreement is the legal, valid and binding obligation of Xtent enforceable in accordance with its terms, except to the extent enforceability may be limited by Enforcement Limitations.

        7.3    No Conflict of Transaction with Obligations and Laws.    Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated by this Agreement, will: (a) constitute a breach or violation of Xtent's Articles of Incorporation or by-laws;

(b) require any authorization, approval, consent or waiver of any governmental authority or third party; (c) constitute (with or without the passage of time or the giving of notice) a default under or breach of any contract, agreement, instrument, commitment or obligation to which Xtent is a party or by which Xtent is bound, which in any such case would reasonably be expected to have a Material Adverse Effect; or (d) result in a violation of any law, rule, regulation, administrative order, judicial order, decree or judgment applicable to Xtent, which in any such case would reasonably be expected to have a Material Adverse Effect.

        7.4    Finder's Fee.    Xtent has not incurred nor become liable for any broker's commission or finder's fees relating to or in connection with the transactions contemplated by this Agreement.

        7.5    Litigation.    Xtent has received no notice of any, and Xtent has no knowledge of any, pending or threatened claim, action, suit, arbitration or other proceeding pending or, to the knowledge of Xtent, threatened against Xtent that will or would prevent or hinder the consummation of the transactions contemplated by this Agreement and there is no outstanding court order, court decree or court stipulation applicable to Xtent that relates to this Agreement or affects the transactions contemplated by this Agreement.

        7.6    Rights Limited to Field of Use.    Xtent will not practice any of the rights in, to or under the Licensed Assets outside of Xtent's Licensed Field of Use.

        7.7    Option to Participate in Future Financings.    Xtent shall keep Occam informed in writing of any future financing rounds or offerings of its equity or debt securities and shall give Occam the opportunity to participate pro rata in such financing rounds or offerings at a price not to exceed the lowest price offered to those outside investors within a sixty (60) day period, preceding and subsequent to, the time at which Occam participates in such round or offering.

        7.8    Issuance of Xtent Common Stock.    Xtent has 20,425,000 of shares of common stock authorized, of which 3,425,000 common shares are issued and outstanding. The issuance of Xtent shares to Occam pursuant to Section 4.1 (b) has been, or prior to the execution of this Agreement shall be, duly approved by the Xtent's Board of Directors. All of the shares to be issued to Occam shall be fully paid, non-assessable and freely transferable without restriction, except as set forth in the stock purchase agreement under which Occam obtains such shares.

ARTICLE VIII

RIGHTS AND OBLIGATIONS SUBSEQUENT TO EXECUTION OF AGREEMENT

        8.1    Survival of Warranties.    All representations, warranties, agreements, covenants and obligations contained in or contemplated by this Agreement will be deemed to have been relied upon by the other Party and will survive the execution of this Agreement, regardless of any investigation and will not merge in the performance of any obligation by the Parties hereto.

        8.2    No Hiring.    For a period of one year following the Effective Date, neither Party will hire for employment any employee of the other Party of whom such party becomes aware as a result of the transactions contemplated by this Agreement. Xtent shall use reasonable efforts to enforce its employee agreements at Occam's request, when breach of such agreement is causing or would cause material harm to Occam.

        8.3    Licensed Patents; Prosecution and Defense.

          (a)   Occam will have the sole right, but not the obligation, to prepare, prosecute and maintain the Licensed Patents. The cost of such preparation, prosecution and maintenance of such Licensed Patents will be paid by Occam.

          (b)   Each Party will promptly notify the other Party in writing of any infringement, possible infringement, misappropriation or possible misappropriation, of any of the Licensed Assets of which it becomes aware. Occam will have the sole right, but not the obligation, to enforce the Licensed Assets at its own expense against third parties for infringement or misappropriation of the Licensed Assets; Xtent may join such enforcement action at its discretion and at its expense. Any recovery obtained as a result of such enforcement of the Licensed Assets within Xtent's Licensed Field of Use, by settlement or otherwise, will be retained or paid over to Occam. If Occam elects not to enforce the Licensed Assets against any infringement or misappropriation, then Occam will notify Xtent of such election within ninety (90) days after becoming aware of such infringement or misappropriation, and Xtent will then have the right, but not the obligation, to enforce the Licensed Assets at its own expense. Any recovery obtained as a result of such enforcement conducted by Xtent will be retained or paid over to Xtent; provided that for any portion of such recovery that was for future sales, Xtent shall pay to Occam a royalty as if those future sales were Net Sales under this Agreement.

        8.4    Insurance.    At such time as Xtent commences human clinical trials of Coated Stents, Xtent will obtain and maintain in force at all times during the term of this Agreement, and for a period of three years thereafter, comprehensive general liability insurance, including product liability insurance, in an amount [*] in the aggregate with a reasonable deductible per occurrence, [*]. The limits of such policy shall be incrased to [*] upon commercialization of the product. Occam or its successor to the rights and obligations under this Agreement, if any, will be designated as additional insureds under such policy. A copy of such insurance policy (ies) shall be provided to Occam prior to the commencement of human clinical trials of Coated Stents and shall be maintained for the entire term of this Agreement (including any renewals thereof) and for a period of three (3) years after the termination or expiration hereof. The policy shall provide for thirty (30) day written notice to Occam (or its designee) by the insurer in the event of any modifications, cancellation or termination thereof.

        8.5    Use of Word "Biolimus."    So long as this Agreement remains in full force and effect and Xtent is performing its obligations hereunder, Xtent shall have the limited right to use the name "Biolimus A9" in connection with the marketing and promotion of the Coated Stents, as well as references to any applicable clinical studies or other technical information made available by Occam for Xtent's marketing purposes. Except for the limited license set forth herein, Xtent shall not use the name Biolimus A9, nor any other name or trademark of Occam and its Affiliates for any other purpose without the prior written consent of Occam and then, only as necessary in connection with Xtent's performance hereunder. Upon expiration or termination of this Agreement, Xtent shall cease using any name or mark belonging to Occam or its Affiliates; provided, however, Xtent may continue to use the mark in connection with the sale of remaining inventory of Coated Stents. The license granted hereby conveys no right to register any name or mark of Occam.

        8.6    Other Occam Programs.    Xtent acknowledges that Occam and its Affiliates are engaged in the development and commercialization of drug-eluting stents using active pharmaceutical compounds, including Biolimus A9 and other compounds, and that Occam and such Affiliates may engage in research, development and commercialization programs that may compete with Xtent's own programs. Nothing in this Agreement shall be construed to prevent Occam and its Affiliates from, engaging in such research and development programs and neither Occam nor its Affiliates shall have any obligation to Xtent in connection therewith, provided that Occam is complying with its obligations under this Agreement and any other agreement between Occam (or any of its Affiliates) and Xtent (and any of its Affiliates) regarding confidential information or proprietary rights.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

        8.7    Future Improvements.

          (a)   The Parties agree that, as between the Parties, any Invention conceived or developed during the term of this Agreement and related specifically to processes for coating Stents with Occam's Drug/Polymer Composite Formulation, Occam's Polymer Coating or Biolimus A9, whether conceived or developed jointly by the Parties or solely by either Party ("Process Improvements"), and the intellectual property rights therein and thereto, shall be the sole property of Occam. To the extent Xtent becomes the owner of such Process Improvements, Xtent agrees to.assign and hereby assigns to Occam all of its right, title and interest in and to such Process Improvements and the intellectual property rights therein and thereto. As to Process Improvements invented solely or jointly by Xtent, Occam agrees to grant Xtent, and hereby grants Xtent, for consideration herein acknowledged, a non-exclusive, paid up, perpetual and irrevocable right and license, under all of the intellectual property rights in such Process Improvements, to make, use, sell and offer to sell any product, other than the Occam Items, and to practice any method or process. The foregoing license shall survive the expiration or termination of this Agreement. It is understood that nothing in this Section creates any additional license or right with respect to Occam Items beyond that set forth in Article II hereof.

          (b)   The Parties agree that except as otherwise set forth in subsection (c) below, all Inventions that are improvements of the Occam Items (including Biolimus A9, Occam's Drug/Polymer Composite Formulation, Occam's Lubricious Coating or the processes used in performing the Coating Services), which Inventions are determined to be such because they are derived from the Confidential Information of Occam ("Occam-Related Improvements"), and the intellectual property rights therein and thereto, shall be the sole property of Occam (or such Affiliate of Occam, as applicable). To the extent Xtent becomes the owner of any Occam-Related Improvements, Xtent agrees to assign and hereby assigns to Occam all of its right, title and, interest in and to such Occam-Related Improvements and the intellectual property rights therein and thereto.

          (c)   The Parties agree that, all Inventions that are improvements of the Xtent Stent or Xtent Stent System, which Inventions are determined to be such because they are derived from the Confidential Information of Xtent ("Xtent-Related Improvements") and the intellectual property rights therein and thereto, shall be the sole property of Xtent (or such Affiliate of Xtent, as applicable). To the extent Occam becomes the owner of any Xtent-Related Improvements, Occam agrees to assign and hereby assigns to Xtent all of its right, title and interest in and to such Xtent-Related Improvements and the intellectual property rights therein and thereto.

          (d)   For any Occam-Related Improvements developed or conceived solely or jointly by Xtent during the term of this Agreement that have application to the Xtent Stent or Xtent Stent System, Occam agrees to grant and does hereby grant Xtent, for consideration herein acknowledged, a non-exclusive paid up, perpetual and irrevocable license, under all of Occam's right, title, and interest in and to such Occam-Related Improvements, to make, use, sell and offer to sell any product, other than Occam Items, and to practice any method or process. The foregoing license shall survive the expiration or termination of this Agreement. It is understood that nothing in this Section creates any additional license or right with respect to the Occam Items beyond that set forth in Article II hereof.

          (e)   For any Xtent-Related Improvements developed or conceived solely or jointly by Occam during the term of this Agreement and related to the Occam Items (i.e., Occam's Drug/Polymer Composite Formulation, Occam's Polymer Coating or Biolimus A9), Xtent agrees to grant and does hereby grant Occam, for consideration herein acknowledged, a non-exclusive, paid-up, perpetual and irrevocable right and license, under all of Xtent's right, title, and interest in and to such Xtent-Related Improvements, to make, use, sell and offer to sell any product, and to practice any method or process. The foregoing license shall survive expiration or termination of this Agreement.

        8.8    Xtent Inspections.    While it is understood that nothing herein provides Xtent the right to see, review, or inspect production processes regarded as proprietary by Occam other than as expressly provided elsewhere (including but not limited to Section 8.9), Occam shall permit Xtent to review periodically Occam's non-proprietary production and quality control procedures and records and to visit Occam's, or its permitted designee's, facilities at reasonable times with a representative of Occam present in order to assure satisfaction of the requirements of this Agreement. Notwithstanding the foregoing, if an audit by a regulatory authority is required or advisable in connection with obtaining approval by such authority, then Occam shall cooperate with such inspection, including as set forth in Section 8.9.

        8.9    Regulatory Inspections.    Occam shall permit the FDA, MHLW or other regulatory agencies to conduct inspections of its facilities as such regulatory agencies may request, and shall cooperate with the FDA, MHLW or such other regulatory agencies with respect to such inspections and any related matters, in each case as related to any Occam Items. Occam shall provide Xtent with prior notice (when possible) of any such inspections, and shall keep Xtent informed about the results and conclusions of each such regulatory inspection, including actions taken by Occam to remedy conditions cited in such inspections. In addition, Occam shall allow Xtent or its representative to be present at such inspections with respect to those portions of the facilities and equipment used directly for providing the Coating Services for Xtent's Stents. Occam shall provide Xtent with copies of any written inspection reports issued by such agencies and all correspondence between Occam and the relevant agency associated with such inspection, including, but not limited to, FDA Form 483, Notice of Observation, and all correspondence relating thereto, in each case relating to the Coated Stents. Xtent and its regulatory consultants under reasonable confidentiality requirements, shall have access to all quality assurance and cGMP audits of Occam Items for the purpose of assessment of regulatory compliance.

        8.10    Complaints.    If either Party receives complaints, claims, or similar communications from third parties (including, without limitation, distributors, customers, hospitals, physicians and users, collectively "Customers") of Covered Products, such party shall promptly notify the other party of the contents thereof. If Xtent is unable to determine the cause underlying a Customer complaint regarding the Xtent Stent Systems, Xtent may request that Occam assist Xtent in investigating the problem and Occam shall promptly take all reasonable steps to investigate it and shall notify Xtent of the results thereof as soon as practicable.

          (a)   If the problem in reference to the Xtent Stents or Xtent Stent Systems,-Xtent shall be responsible for first conducting all necessary investigations and shall promptly report the results thereof to Occam. If Xtent believes that the problem is attributable to Occam Items, Occam will further investigate the problem and if both parties determine that the problem is due to a defect attributable to Occam, Occam shall take whatever steps are reasonably necessary to correct the problem at its own cost. If the parties determine mat the problem is due to a defect attributable to Xtent, Xtent shall take whatever steps are reasonably necessary to correct the problem at its own cost.

          (b)   Xtent will bear the cost of repairing or replacing all defective or non-conforming Xtent Stents and Xtent Stent Systems unless the parties determine that the problem is attributable to Occam. Xtent shall also be responsible for complaints arising from or attributable to the acts or omissions of Xtent's distributors and sales agents.

        8.11    Recalls.    Xtent shall have the right to recall Xtent Stents or Xtent Stent Systems sold under this Agreement if it is determined to be necessary or upon the direction of the competent and/or government authorities. If the parties determine that the product failure is due to a defect in Occam Items, the reasonable costs and expenses of the investigation and recall shall be borne by Occam. If the parties determine that the product failure is due to a defect in the Xtent's Stents or Stent Systems, or is a result of Xtent's manufacturing or coating, Xtent shall bear the cost and expenses of the investigation and recall. If the product failure is a result of a combination of contributing factors or the actual cause cannot be determined, the costs and expenses of the investigation and recall shall be borne by the Parties in the same proportion as Xtent's net profit from sales of Royalty Bearing Products (gross profits, less applicable royalties, administrative and marketing costs) bears to actual royalties received by Occam. If Xtent requests Occam to assist Xtent with the investigation or correction procedure, Occam shall do so and all costs thereof shall be borne by Xtent unless otherwise provided herein.

ARTICLE IX

INDEMNIFICATION

        9.1    General Indemnification by Occam.    Subject to the pro visions of this Article IX, Occam will defend, indemnify and hold harmless Xtent's Indemnified Persons from and against all Losses directly or indirectly incurred by any of them resulting from or arising out of any of the following:

          (a)   any breach of any of the representations or warranties made by Occam contained in this Agreement;

          (b)   any breach of any of the covenants or agreements made by Occam in this Agreement; and

          (c)   any breach of any duties or obligations respecting the use and/or disclosure of Xtent's (or its Affiliates') Confidential Information by Occam and/or its Affiliates.

        Occam's liability to Xtent's Indemnified Persons hereunder shall not exceed, in the aggregate, that amount paid to Occam by Xtent pursuant to the terms of this Agreement, unless and solely to the extent such Losses arise from the gross negligence or willful misconduct of Occam.

        9.2    General Indemnification by Xtent.    Subject to the provisions of this Article IX, Xtent will defend, indemnify and hold harmless Occam's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them resulting from or arising out of any of the following:

          (a)   any breach of any of the representations or warranties made by Xtent in this Agreement;

          (b)   any breach of any of the covenants or agreements made by Xtent in this Agreement;

          (c)   the research, development, use, sale or commercialization by Xtent or any of its Sublicensees of any Royalty Bearing Products, or any other product utilizing any of the Licensed Assets, except for any liability or obligation arising from Occam's work in connection therewith;

          (d)   any liability or obligation arising from or in connection with the tests, trials, and/or submissions conducted or performed by Xtent or its Sublicensees, except for any liability or obligation arising from Occam's work in connection therewith; and

          (e)   any breach of any duties or obligations respecting the use and/or disclosure of Occam's (or its Affiliates') Confidential Information by Xtent and/or its Sublicensees.

        Xtent's liability to Occam's Indemnified Persons hereunder shall not exceed, in the aggregate, that amount paid to Occam by Xtent pursuant to the terms of this Agreement, unless and solely to the extent such Losses arise from the gross negligence or willful misconduct of Xtent.

        9.3    Limitation on General Indemnification.    Neither Occam nor Xtent will have any indemnification liability under this Article unless one or more of the Indemnified Persons gives written notice to the applicable Indemnifying Person asserting a claim for indemnification in accordance with the procedures set forth in Section 9.4 of this Agreement.

        9.4    Notice and Procedures.

          (a)   An Indemnified Person will give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnifying Person is likely to give rise to an indemnification claim. The omission to give such notice to an Indemnifying Person will not relieve the Indemnifying Person of any liability under this Article except to the extent it was prejudiced thereby. As soon as practicable after the date of such notice, the Indemnified Person will provide the Indemnifying Person all information and documentation necessary to support and verify the Losses so claimed and the Indemnifying Person and its representatives will be given access to all books and records in the possession or control of the Indemnified Person which the Indemnifying Person reasonably determines to be related to such claim. The Indemnifying Person will have the right to defend the Indemnified Person against such claim for Losses with counsel of its choice.

          (b)   So long as the Indemnifying Person is conducting the defense of the claim for Losses in accordance with this Section 9.4, (i) the Indemnified Person may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the claim, (ii) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Person, which consent will not be unreasonably withheld or delayed, (iii) the Indemnified Person will reasonably cooperate with the Indemnifying Person's defense of such claim, and (iv) the Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior. written consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed; provided, however, that such consent of the Indemnified Person will not be required if the judgment or settlement contains a full release of claims against the Indemnified Person. Notwithstanding any other provision of this Section 9.4, if an Indemnified Person withholds its consent to a bona fide settlement offer, where but for such action the Indemnifying Person could have settled such claim, the Indemnifying Person will be required to indemnify the Indemnified Person only up to a maximum of the bona fide settlement offer for which the Indemnifying Person could have settled such claim.

        9.5    Payment of Indemnification.    Claims of indemnification under this Article will be paid or otherwise satisfied by the Indemnifying Person within thirty (30) days after notice thereof is given by the Indemnified Person and after the parties agree on the allocation of responsibility for the items underlying those claims of indemnification. Unless the Party receiving a claim of indemnification objects within fifteen (15) days to the amount or allocation, it will be deemed to have agreed on the allocation represented by the claim of indemnification. Payments made after the due date will bear interest at an annual rate equal to the prime rate as published in the Wall Street Journal as of the 30th day following such notice plus five percent (5%), or the maximum allowed by law, if less, but not to exceed twelve percent (12%), in each case on that portion of the claim that represents actual out- of- pocket expenses paid by the Indemnified Person (if any).

ARTICLE X

CONFIDENTIALITY

        10.1    Confidentiality.

          (a)   "Confidential Information" means, except as provided below, confidential and proprietary information of a Party, whether in written, printed, verbal or electronic form, and whether disclosed before or after the Effective Date, including research and development activities, product design details and specifications, molecular structures, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements and vendor information, customer lists, personnel information and strategic plans. Confidential Information will not include information that: (i) is now, or hereafter becomes generally known or available to the public through no act or failure to act on the part of the receiving Party; (ii) was acquired by the receiving Party before receiving such information from the disclosing Party through no breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to the receiving Party by a third party without any breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; or (iv) is information that the receiving Party can document was independently developed by the receiving Party without use of the disclosing Party's Confidential Information.

          (b)   Each Party, when it is the receiving Party agrees: (i) to hold the disclosing Party's Confidential Information in strict confidence and not to disclose such Confidential Information to any other person or entity without the prior written consent of the disclosing Party; (ii) not to use, at any time following the execution of this Agreement, any Confidential Information of the disclosing Party for its own benefit or for the benefit of any other person or entity for any purpose other than for the express purposes permitted under this Agreement; and (iii) to limit the disclosure of Confidential Information to Permitted Persons. For purposes hereof, the term "Permitted Person" shall mean the receiving officers, directors, employees and agents who have a need to know in order to carry out the obligations under this Agreement, provided each has agreed in writing to maintain the confidentiality of the Confidential Information in a manner no less protective than that set forth herein and "Permitted Persons" shall be deemed to include the Affiliates of Occam. Each Party shall be responsible for ensuring compliance with the provisions contained in this Section 10.1 by their respective officers, directors, employees and agents.

          (c)   The restrictions contained in this Section 10.1 will not apply to any disclosures by Occam to prospective investors, acquirers or other financing sources in private business discussions. Occam will be permitted to disclose the existence or terms of this Agreement with any prospective investor, acquirer or other financing source, so long as such third party has agreed in writing to be bound by confidentiality provisions substantially similar to those contained in this Section 10.1. Notwithstanding the foregoing, Occam shall not disclose, without the prior written consent of Xtent, any Confidential Information related to Xtent's Stent or the Xtent Stent System.

          (d)   In the event a receiving Party is required to disclose Confidential Information of the disclosing Party by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required thereby; provided, however, that the receiving Party will (i) use reasonable efforts under the circumstances to provide advance notice to the disclosing Party of the required disclosure to allow the disclosing Party an opportunity to take steps to object to, prevent or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure and (ii) restrict disclosure to only that portion of the Confidential Information that is required to be disclosed.

          (e)   The receiving Party agrees that its obligations hereunder are necessary and reasonable to protect the disclosing Party's business interests and that the unauthorized disclosure or use of the disclosing Party's Confidential Information may cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Agreement, the disclosing Party may seek an injunction enjoining any breach or threatened breach of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

          (f)    Upon the request of the disclosing Party and/or termination of this Agreement, the receiving Party will promptly return to the disclosing Party or destroy all material embodying Confidential Information in its possession or under its control, including all copies thereof, provided however, the receiving Party shall be entitled to retain any such material that it is required to maintain pursuant to applicable law or regulation.

ARTICLE XI

TERM AND TERMINATION OF AGREEMENT

        11.1    Term of Agreement.    This Agreement shall commence upon the Effective Date of this Agreement and shall continue in force for a period of eight (8) years from the first date on which approval of the coated Xtent Stents is received from a regulatory body, unless earlier terminated pursuant to the provisions hereof. Either party may cause this Agreement to terminate upon the expiration of the initial eight-year term by providing at least three (3) years advance written notice to the other Party. Unless otherwise terminated, after the initial eight-year term, this Agreement shall automatically extend for up to one (1) additional three-year term.

        11.2    Termination or Limitation by Xtent.

          (a)   Xtent's exclusivity obligations under Section 2.3(b) will terminate (i) as set forth in Section 5.2(b); or (ii) if Xtent is subject to a Change of Control (as defined in Section 12.6).

          (b)   The license from Xtent to Occam under Section 2.2 automatically will be converted to a non-exclusive license (i) as set forth in Section 2.2(a), or (ii) if Occam fails to meet any minimum sales commitments agreed to under Section 2.2(b) in any period.

        11.3    Termination for Cause.

          (a)    By Xtent.    This Agreement may be terminated by Xtent if at any time following the Effective Date: (i) Xtent determines that there existed a breach of any representation or warranty by Occam contained in this Agreement in any material respect at the Effective Date and Occam fails to cure such breach within sixty (60) days after receiving written notice thereof from Xtent; or (ii) Occam fails to perform any post-execution obligation or covenant contained in this Agreement, provided, however, that if such failure is capable of being cured, then such termination right will not exist unless such failure has not been cured within sixty (60) days of Xtent's delivery to Occam of written notice of such failure or (iii) pursuant to the provisions of Section 5.2(b).

          (b)    By Occam.    In addition to the termination provisions contained elsewhere in this Agreement, this Agreement may be terminated by Occam if at any time following the Effective Date: (i) Occam determines that there existed a breach of any representation or warranty by Xtent contained in this Agreement in any material respect at the Effective Date and Xtent fails to cure such breach within sixty (60) days after receiving written notice thereof from Occam; (ii) Xtent fails to perform any post-execution obligation or covenant contained in this Agreement, provided, however, that if such failure is capable of being cured, then such termination right will not exist unless such failure has not been cured within sixty (60) days of Occam's delivery to Xtent of written notice of such failure; (iii) pursuant to the provisions of Section 4.2(d), or (iv) Xtent fails to obtain CE Mark approval for a Royalty Bearing Product within forty-eight (48) months after the Effective Date or fails to commence commercial sales of Coated Stents within forty-eight (48) months after the Effective Date; provided, however, that such time period shall be extended on a one-for-one basis for each day during which Xtent's ability to obtain such approval is delayed by Occam's inability or failure to obtain its approval, commencing thirty-six (36) months after the Effective Date.

          (c)    By Either Party for Insolvency.    In addition to the above rights to terminate, either Party may terminate on ten (10) days' written notice to the other if that other Party makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, or if a receiver or trustee is appointed with respect to a substantial part of its assets or a similar proceeding is commenced against that Party that would substantially impair its ability to perform hereunder.

        11.4    Effect of Termination.    Each Party's right of termination under this Article is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Article, all further rights and obligations of the Parties under this Agreement will terminate, including, without limitation, the license granted hereunder, except that the rights and obligations set forth in Sections 3.7(d), 4.2 (excluding 4.2(d)), 4.3, 5.4, 5.6, and 11.4, and ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X, and ARTICLE XII, and each of their subparts, will survive in accordance with their respective terms; provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of another Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all remedies will survive such termination unimpaired. Notwithstanding the foregoing, in the event of a termination, Xtent shall continue to have the rights granted herein to the extent necessary to sell any remaining inventory and to complete and sell any work-in-process, subject to the payment of percentage royalties as set forth in Section 4.2 and all payments due to Occam shall be made by Xtent.

ARTICLE XII

MISCELLANEOUS

        12.1    Fees and Expenses.    Except as provided below, each of the Parties will bear its own legal, accounting and all other expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

        12.2    Notices.    Any notice or other communication in connection with this Agreement must be in writing, must be addressed as provided below and will be deemed delivered when (a) actually delivered electronically (including in the form of facsimile transmission with receipt confirmed) or in person, provided that delivery is made during normal business hours, (b) three business days have elapsed after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) two business days after sent by nationally recognized overnight receipted courier:

    if to Occam, to:

    Occam International B.V.
    Beemdsrraat 23,
    5653 MA Eindhoven
    The Netherlands

    Telephone: +41 (0) 40 250 2065
    Facsimile: +41(0) 40 250 2099
    Attention: Managing Director

    with a copy (which will not constitute notice to either Occam) to:

    Karen G. Krasney, Esq.
    135 S. Thurston Avenue
    Los Angeles, CA 90049
    Telephone: (310) 471-1530
    Facsimile: (310) 471-4531

    and (which will not constitute notice to either Occam) to:

    Paul, Hastings, Janofsky & Walker LLP
    515 South Flower Street, 25th Floor
    Los Angeles, CA 90071-2371
    Telephone: (213) 683-6000
    Facsimile: (213) 627-0705
    Attention: Rob R. Carlson, Esq.

    if to Xtent, to:

    Xtent, Inc.
    125 Constitution Drive
    Menlo Park, CA 94025
    Telephone: (650) 475-9400
    Facsimile: (650) 475-9401
    Attention: Hank Plain, Chief Executive Officer

    with a copy (which will not constitute notice to Xtent) to:

    Jeff Grainger, Esq.
    125 Constitution Drive
    Menlo Park, CA 94025
    Telephone: (650) 475-9400
    Facsimile: (650) 475-9401

        and in any case at such other address as a Party may specify by written notice. All periods of notice will be measured from the date of deemed delivery as provided in this Section.

        12.3    Publicity and Disclosure of Agreement.    On or after the date of this Agreement, the Parties may issue press releases substantially in the form attached hereto as Exhibit 12.3. No other press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement may be made that discloses additional information without the mutual consent of the Parties, except to announce the execution of this Agreement or to the extent required by applicable law, rule or regulation (including stock exchange requirement). Either Party may disclose the existence of this Agreement, but may not disclose the terms without the other Party's written consent, except (i) as required by law or by a court or other governmental body; (ii) in confidence to legal counsel, accountants, or banks; (iii) in confidence and using sound discretion, to actual and potential financing sources and their advisors; (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (v) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vi) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC and in connection with an initial public offering; provided that to the extent such a release of information is required by applicable law, rule or regulation (including stock exchange requirement), the disclosing Party will use commercially reasonable efforts to ensure that the content is accurate and in accordance with reasonable business standards and will, to the extent practicable, provide the other Party with advance notice of the proposed disclosure and an opportunity to review and comment upon such disclosure. Notwithstanding the foregoing, nothing contained herein shall be construed to permit the any disclosure by Xtent of Occam's Confidential Information related to Occam's Drug/Polymer Composite Formulation, Biolimus A9, Occam's Polymer Costing or Occam's Lubricious Coating following the execution of this Agreement, which is hereby prohibited under all circumstances without the prior written approval of Occam.

        12.4    Entire Agreement.    This Agreement (including all exhibits) and all documents delivered pursuant to or referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and all promises, representations, understandings, warranties, agreements and inducements to the making of this Agreement relied upon by any Party have been expressed in this Agreement or in such documents. This Agreement (including all exhibits) supercedes and replaces all prior agreements, written or oral, between the Parties with respect to the subject matter hereof, including the Term Sheet dated August 22, 2003 executed by the Parties.

        12.5    Severability.    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and such invalidity or unenforceability in any specific situation will not affect the validity or enforceability of such provision in other situations. Additionally, to the extent any provision of this Agreement is invalid or unenforceable, it will be interpreted and applied as close to its original meaning as is permissible.

        12.6    Assignability.    Except in connection with a Change of Control, which is subject to Section 12.6(a)-(d), neither this Agreement, nor any right or obligation hereunder, may be assigned by Xtent without the prior written consent of Occam. In addition, except in connection with a Change of Control, any attempted transfer by Xtent of the technology related to the Occam Items shall be subject to the prior written approval of Occam. Unless otherwise expressly consented to by Occam, no assignment by Xtent will relieve Xtent of any obligations under any agreement, document or instrument executed and delivered pursuant to this Agreement. Any purported assignment in violation of this Agreement will be null and void and shall give Occam the option to immediately terminate this Agreement. Occam shall have the right to assign this Agreement in its discretion. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

          (a)   In the event Occam enters into an agreement for a Change of Control or grants another entity an option or right to enter into an agreement for a Change of Control, the acquiring or surviving entity shall be bound by the terms and conditions of this Agreement.

          (b)   In the event Xtent enters into an agreement for a Change of Control or grants another entity an option or right to enter into an agreement for a Change of Control, the following shall apply:

            (i)    Such acquiring or surviving entity shall have the right to buy-back the distribution rights granted to Occam under Section 2.2 for the Pacific Rim Countries. In the event an acquiring or surviving entity of Xtent exercises its right to buy back distribution rights for the Pacific Rim Countries, [*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

            (ii)   If at the time of such Change of Control the acquiring entity markets a Stent for coronary or peripheral applications incorporating Rapamycin or an analog thereof, then Occam's obligations under Section 3.8 following a Supply Failure shall terminate except for the obligation to transfer to such entity tooling and fixtures developed specifically for Xtent's Stent; provided, however, that in the event of such a Change of Control, if a Supply Failure occurs as set forth in Section 3.8 above, Occam shall supply to the acquiring or surviving entity its requirements of Occam's Drug/Polymer Composite Formulation, Biolimus A9, Occam's Polymer Coating, and Occam's Lubricious Coating for purposes of incorporating such items with Xtent's Stents and Xtent Stent Systems (whether in its own facility or through a third party in another facility); and further provided that the license set forth in Section 3.8 to perform or have performed the Coating Services shall remain in force but only for the limited purpose of allowing such entity to incorporate Occam's Drug/Polymer Composite Formulation, Biolimus A9, Occam's Polymer Coating, and Occam's Lubricious Coating with Xtent's Stents and Xtent Stent Systems without the use of Occam's Confidential Information (including the Licensed Know-How) pertaining to the Occam Items. All licenses under ARTICLE II shall remain in force to allow such acquiring entity to import, export, use, sell, and offer for sale Xtent's Stents and Xtent Stent Systems incorporating any of the Occam Items.

            (iii)  In advance of any Change of Control, Xtent shall limit disclosure of Occam's Confidential Information to only that information necessary for obtaining and maintaining regulatory approvals for (as set forth in ARTICLE V), and for marketing or selling Xtent's Stents or Xtent Stent Systems incorporating any of the Occam Items. If Xtent reasonably believes that a change of control may occur, Xtent shall promptly notify Occam and Xtent shall promptly return to Occam all of Occam's Confidential Information as may be requested in writing by Occam, except that which is necessary for the foregoing.

          (c)   In the event Xtent enters into an agreement for a Change of Control, or grants another entity an option or right to enter into an agreement for a Change of Control, Xtent or the surviving entity-shall have the right, but not the obligation, to either (i) terminate this Agreement and all rights hereunder upon thirty (30) days written notice to Xtent; or (ii) terminate the exclusivity obligations under Section 2.3(b).

          (d)   For purposes of this Agreement, "Change of Control" means a transaction or a series of related transactions in which (i) one or more related parties who did not previously own at least a fifty percent (50%) interest in a Party to this Agreement obtain at least a fifty percent (50%) interest in such Party, or (ii) a third party acquires all or substantially all of the assets to which this Agreement relates, or (iii) a Party acquires, by merger, acquisition of assets or otherwise, all or any portion of another legal entity such that either the assets or market value of such Party after the close of such transaction are greater than one hundred thirty-three percent (133%) of the assets or market value of such Party prior to such transaction. The effective date of such a Change of Control shall be the date of the first transaction in which any of the foregoing events occurs or in which a Party or third party acquires an option or right to cause any of the foregoing events to occur.

        12.7    Amendment.    This Agreement may be amended only by a written agreement executed by Xtent and Occam.

        12.8    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof. The Parties agree that any legal or equitable action arising out of any dispute under this Agreement shall only be commenced in any federal or state court located in the State of California having subject matter jurisdiction over such action and that any such court shall have jurisdiction over the Parties and venue of the action shall be appropriate in such court. The Party prevailing in any such action shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with any such litigation.

        12.9    Counterparts.    This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

        12.10    Interpretation.    The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. When used in this Agreement, the words "including" or "includes" are deemed to be followed by the words "without limitation."

        12.11    Headings.    Any table of contents, title or Article or Section heading is for convenience of reference only and will not affect the meaning or construction of any of the provisions of this Agreement.

        12.12    Currency.    Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein will mean United States dollars and all payments hereunder will be made in United States dollars.

        12.13    Further Assurances.    Occam and Xtent, from time to time after the execution of this Agreement at the request of the other Party and without further consideration, will execute and deliver further instruments of transfer and assignment (in addition to those specifically contemplated in this Agreement) and take such other action as such other Party may reasonably request to more effectively fulfill the intents and purposes of this Agreement.

        12.14    No Third Party Beneficiaries.    Nothing in this Agreement expressed or implied is intended to confer on any person other than the Parties or their respective Affiliates, representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        12.15    Waiver.    No delay or omission on the part of either Party in requiring performance by the other Party hereunder, or in exercising any right hereunder, shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver or omission or delay in requiring performance or exercising any right hereunder on one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

        12.16    Force Majeure.    Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including, but not limited to, fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government; provided, however, that the Party claiming that a force majeure has affected its performance shall give notice to the other Party within ten (10) days of becoming aware of the occurrence offeree majeure, giving full particulars of the cause or event and the date of first occurrence thereof. The Party claiming force majeure shall use its best efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement as soon as possible.

        12.17    Independent Contractors.    Occam and Xtent are independent contractors and nothing contained in this Agreement shall be construed to constitute either party as a partner, joint venturer, co-owner, or employee of the other party, and neither party shall hold itself out as such. Neither party has any right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name of or on behalf of the other party.

        12.18    Guaranty.    Sun hereby irrevocably and unconditionally guarantees to Xtent the full, complete and prompt performance and observance of all of Occam's duties and obligations under this Agreement, and under all other agreements between Occam and Xtent related to this Agreement or the subject matter thereof, as and when such duties and obligations may be or become due to Xtent from Occam, including, without limitation, delivery and manufacturing obligations, indemnity obligations, and payment of all damages, liability, costs, expenses and other amounts that may be payable to Xtent, or recoverable by Xtent, from Occam as a result of this Agreement. In the event that Occam sub licenses, assigns, contracts, or otherwise transfers any of its obligations under this Agreement to an Affiliate or other entity under the ownership or control of Sun, Sun further unconditionally guarantees the performance of such obligations by such Affiliate and payment of all damages, liability, costs, expenses and other amounts that may be payable to Xtent, or recoverable by Xtent, from such Affiliate or entity as a result of this Agreement. The foregoing is a continuing, irrevocable guaranty that remains in full force and effect for all such duties and obligations, and claims based thereon, whenever arising, until the expiration of such duties and obligations.

[Signature page follows]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

XTENT, INC.
By:	/s/ Hank Plain Hank Plain
Its: Chief Executive Officer
OCCAM INTERNATIONAL B.V.
By:	/s/ Jeffrey Jump Jeffrey Jump
Its: Managing Director
SUNBIOMEDICAL, LTD.
By:	/s/ Yoh-Chie Lu Yoh-Chie Lu
Its: Chief Executive Officer

EXHIBIT 1.14

LICENSED PATENTS

Perkins Coie Reference: A-1805
Filed: 11/05/01
Serial No. 60/337970 Provisional
Title: Coatings for Stents
Inventors: John E. Shulze, Ronald E. Betts, and Douglas R. Savage

Perkins Coie Reference: 38779-8001
Filed: 04/24/02
Serial No. 10/133,814
Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis
Inventors: John E. Shulze, Ronald E. Betts, and Douglas R. Savage

Perkins Coie Reference: 38779-8001.US00
Divisional of USSN: 10/133,814
Filed: 03/05/03
Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis
Inventors: John E. Shulze, Ronald E. Betts, and Douglas R. Savage

Perkins Coie Reference: 38779-8001.US01
Continuation-in Part of USSN: 10/133,814
Filed: 03/05/03
Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis
Inventors: John E. Shulze, Ronald E. Betts, and Douglas R. Savage

Perkins Coie Reference: 38779-8001.US02
Divisional of USSN: 10/133,814
Filed: 03/05/03
Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis
Inventors: John E. Shulze, Ronald E. Betts, and Douglas R. Savage

Perkins Coie Reference: 38779-8002.US00
USSN:
Filed: Nov 12, 2003
Title: 42-0-ALKOXYALKYL RAPAMYCIN DERIVATIVES AND COMPOSITIONS COMPRISING SAME
Inventors: Ronald E Betts, Douglas R Savage, and John E Shulze

Perkins Coie Reference: 38779 8001WO01
PCT: PCT/US03/12746
Filed: 24 Apr 2003
Title: Polymer Compositions Containing a Macrocyclic Triene Compound

Perkins Coie Reference: 38779 8001WO00
USSN:
Filed: 24 Apr 2003
Title: DRUG-DELIVERY ENDOVASCULAR STENT AND METHOD FOR TREATING RESTENOSIS
Inventors: John E Shulze, Ronald E Betts, and Douglas R Savage

Current Patent Agent:
Peter J Dehlinger
Perkins Coie LLP
101 Jefferson Dr
Menlo Park, CA 94025-1114

2

EXHIBIT 1.19

OCCAM'S DRUG/POLYMER COMPOSITE FORMULATION

        [*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT 1.22

OCCAM'S LUBRICIOUS COATING

        [*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT 12.3

PRESS RELEASE

        [To be added upon completion of a mutually agreeable press release]

XTENT, INC.

FIRST AMENDMENT TO LICENSE AGREEMENT

        This First Amendment to the License Agreement (the "Amendment") dated February 9, 2005 (the "Effective Date") is made to the License Agreement dated May 4, 2004 (the "License Agreement"), by and among Xtent, Inc., a Delaware corporation (the "Company"), Sun Biomedical Ltd., a Bermuda corporation ("Sun") and Occam International, B.V., a Netherlands corporation ("Occam"). All defined terms used in this Amendment not otherwise defined herein shall have the same meaning as set forth in the License Agreement.

        WHEREAS, pursuant to Section 7.7 of the License Agreement, Occam has the right to participate up to its pro rata share in any financing or offering of the Company's equity or debt securities (the "Participation Right");

        WHEREAS, Occam desires to purchase up to 144,711 shares of the Company's Series C Preferred Stock pursuant to the Series C/C-1 Preferred Stock Purchase Agreement dated February 9, 2005 (the "Purchase Agreement") at a subsequent closing (the "Closing");

        WHEREAS, pursuant to Section 4 of the Amended and Restated Investors' Rights Agreement dated February 9, 2005 by and between the Company and certain investors (the "Rights Agreement"), certain investors have the right of first refusal (the "First Refusal Rights") to purchase its pro rata share with respect to issuances of New Securities (as defined in the Rights Agreement) by the Company; and

        WHEREAS, Xtent and Occam desire to amend Section 7.7 of the License Agreement to modify Occam's Participation Right such that Occam's right of first refusal to purchase its pro rata share of certain securities of the Company is subject to standard exceptions contained in the Rights Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend the License Agreement as follows:

        I.    Amendment.

        A.    Section 7.7 of the License Agreement is hereby amended to read as follows:

        "7.7    Right of First Refusal.    Xtent hereby grants to Occam the right of first refusal to purchase a pro rata share of New Securities (as defined in this Section 7.7) which Xtent may, from time to time after the date hereof, propose to sell and issue. Occam's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock of Xtent owned by Occam immediately prior to the issuance of New Securities, assuming full conversion of any Preferred Stock held by Occam and exercise of any option or warrant held by Occam, to the total number of shares of Common Stock of Xtent outstanding immediately prior to the issuance of New Securities, assuming full conversion of all Preferred Stock outstanding and exercise of all outstanding convertible securities, rights, options and warrants to acquire Common Stock of Xtent. This right of first refusal shall be subject to the following provisions:(a) "New Securities" shall mean any capital stock (including Common Stock and/or Preferred Stock) of Xtent whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include:

          (i)    Series C Preferred Stock purchased under the Series C/C-1 Preferred Stock Purchase Agreement dated February 9, 2005 entered into by Xtent and certain investors (the "Purchase Agreement") or Series C-1 Preferred Stock sold or issued in exchange for Series C Preferred Stock pursuant to the Purchase Agreement;

          (ii)   shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

          (iii)  shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, Xtent pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements, in each case approved by the Board of Directors, including the approval of at least two (2) of the members of the Board of Directors elected pursuant to Sections 1(b), 1(c), 1(d) and 1(e) of that certain Amended and Restated Voting Agreement entered into by Xtent and certain holders of Xtent's voting securities dated February 9, 2005 (known hereinafter as the "Preferred Directors"), or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

          (iv)  shares of Common Stock issued upon the exercise or conversion of options or convertible securities of Xtent pursuant to the terms of such options or convertible securities as outstanding and in existence as of the date of this Agreement, as amended;

          (v)   shares of Common Stock issued or issuable as a dividend or distribution on the Preferred Stock or pursuant to any event for which adjustment is made pursuant to Article IV paragraph 4(e), 4(f) or 4(g) of the Certificate of Incorporation of Xtent;

          (vi)  shares of Common Stock issued in connection with Xtent's first sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement filed with the Securities Exchange Commission, with aggregate net proceeds to Xtent of at least $50,000,000 (after deduction for underwriting discounts, commissions and expenses, if any) and a per share price to the public of at least $8.00 (a "Qualified IPO");

          (vii) shares of capital stock, or options, or warrants to purchase shares of capital stock issued or issuable pursuant to the acquisition of another corporation by Xtent by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, other than a joint venture agreement principally for the purpose of an equity financing, provided, that in each case, such issuances are approved by the Board of Directors, including the approval of at least two (2) of the Preferred Directors;

          (viii) shares of capital stock, or options, or warrants to purchase shares of capital stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction or similar transaction approved by the Board of Directors, including the approval of at least two (2) of the Preferred Directors;

          (ix)  shares of capital stock determined by the Board of Directors, including the approval of at least two (2) of the Preferred Directors, to be exempt from the definition of New Securities and issued or issuable in connecting with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, in each case approved by the Board of Directors, including the approval of at least two (2) of the Preferred Directors;

          (x)   shares of Common Stock issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transaction approved by the Board of Directors, including the approval of at least two (2) of the Preferred Directors;

          (xi)  shares of Common Stock or Preferred Stock of Xtent which are otherwise excluded by the affirmative vote or consent of the holders of at least sixty percent (60%) of the Preferred Stock then outstanding; and

          (xii) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (xi) above.

        (b)   In the event Xtent proposes to undertake an issuance of New Securities, it shall give Occam written notice of its intention, describing the type of New Securities, and their price and the general terms upon which Xtent proposes to issue the same. Occam shall have ten (10) days after any such notice is mailed or delivered to agree to purchase it's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to Xtent and stating therein the quantity of New Securities to be purchased.

        (c)   The right of first refusal set forth in this Section 7.7 shall terminate and be of no further force and effect immediately before the earlier of (i) the closing of Xtent's Qualified IPO or (ii) a Change of

Control. A "Change of Control" for purposes of this Section 7.7(c) shall mean (x) a consolidation or merger with or into another corporation as a result of which the stockholders of Xtent will own less than fifty percent (50%) of the outstanding stock of the surviving corporation or (y) a sale, lease or other conveyance of all or substantially all of the assets of Xtent, provided that in the case of either (x) or (y), the stockholders receive upon such transaction cash and/or unrestricted securities that are actively traded on a National Securities Exchange or the Nasdaq Stock Market."

        II.    Miscellaneous.

        A.    Waiver.    Effective as of June 22, 2004, Occam hereby waives any rights it may have pursuant to Section 7.7 of the License Agreement to purchase its pro rata share of options granted to certain employees and consultants of the Company to purchase an aggregate of 444,500, 86,000, 1,164,000, 14,000 and 1,087,280 shares of the Company's Common Stock pursuant to the Company's 2002 Stock Plan on June 22, 2004, August 24, 2004, October 14, 2004, December 7, 2004 and February 1, 2005, respectively.

        B.    Governing Law.    This Amendment shall be governed by and construed and interpreted under the laws of the State of California without reference to conflicts of law principles.

        C.    Modification.    This Amendment may not be altered, amended or modified in any way except by written consent of the Company and Occam. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

        D.    Full Force and Effect.    Except as amended hereby, the License Agreement shall remain in full force and effect.

        E.    Counterparts.    This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

        [Remainder of the page intentionally left blank]

        This Amendment to the License Agreement is executed as of the Effective Date.

XTENT, INC.
By:	/s/ Gregory Casciaro Gregory Casciaro President and Chief Executive Officer
OCCAM INTERNATIONAL B.V.
By:	/s/ Jeffrey B. Jump
Name:	Jeffrey B. Jump
Title:	Managing Director

        [Signature Page to Xtent, Inc. Amendment to License Agreement]

QuickLinks

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF OCCAM
ARTICLE VII REPRESENTATIONS AND WARRANTIES OFXTENT
ARTICLE VIII RIGHTS AND OBLIGATIONS SUBSEQUENT TO EXECUTION OF AGREEMENT
ARTICLE IX INDEMNIFICATION
ARTICLE X CONFIDENTIALITY
ARTICLE XI TERM AND TERMINATION OF AGREEMENT
ARTICLE XII MISCELLANEOUS
EXHIBIT 1.14 LICENSED PATENTS
EXHIBIT 1.19 OCCAM'S DRUG/POLYMER COMPOSITE FORMULATION
EXHIBIT 1.22 OCCAM'S LUBRICIOUS COATING
EXHIBIT 12.3 PRESS RELEASE
XTENT, INC. FIRST AMENDMENT TO LICENSE AGREEMENT